UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 5, 2012

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

149 COMMONWEALTH DRIVE, SUITE 2070
MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On September 30, 2002, Geron Corporation (“Geron”) and Asia Biotech Company, Limited, entered into a Commercial License Agreement, as amended November 14, 2006 (the “License Agreement”), pursuant to which Asia Biotech Company, Limited obtained an exclusive license to certain intellectual property of Geron related to telomerase activation technology, for the development of dietary food supplements, nutraceuticals, and topically applied cosmetics and cosmeceuticals.

     On December 5, 2012, Geron, Asia Biotech Corp. (as successor-in-interest to Asia Biotech Company, Limited) (“Asia Biotech”) and Telomerase Activation Sciences, Inc. (“TA Sciences”) entered into a Termination and Assignment Agreement (the “Termination Agreement”), pursuant to which Geron and Asia Biotech agreed to terminate the License Agreement, and Geron agreed to assign to TA Sciences certain intellectual property, including patents previously licensed to Asia Biotech under the License Agreement, related to telomerase activation technology and owned or controlled by Geron.

     As a condition to closing, Asia Biotech and TA Sciences will remove all references to Geron from all on-line materials of Asia Biotech and TA Sciences. In consideration for the obligations set forth in the Termination Agreement, TA Sciences will pay to Geron a non-refundable, upfront termination and assignment fee of $2.5 million, due within three business days of the confirmed removal of Geron’s name from all on-line Asia Biotech and TA Sciences materials. After an initial forty-five day technology transfer period, Geron will no longer work with Asia Biotech and TA Sciences in any area, and Asia Biotech and TA Sciences will have removed all references to Geron from any on-line and printed marketing material of Asia Biotech and TA Sciences. Asia Biotech and TA Sciences are permitted to state that the telomerase activation technology assigned by Geron was originally discovered and patented by Geron Corporation.

     The assignment of intellectual property will be effective upon removal by Asia Biotech and TA Sciences of all references to Geron from all on-line material, and after confirmation by Geron of such removal.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: December 7, 2012	By:	/s/ Stephen N. Rosenfield
	Name:	Stephen N. Rosenfield
	Title:	Executive Vice President,
General Counsel and
Corporate Secretary